================================================================================

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                            BRE PROPERTIES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

[LOGO]
                              BRE PROPERTIES, INC.

                                                                  March 26, 1999

Dear Shareholder:

  It is a pleasure to invite you to attend our Annual Meeting of Shareholders to be held on Tuesday, May 11, 1999 at 10:00 a.m. Pacific Daylight time, in the Oak Room of the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California.

  This booklet includes the notice of meeting and proxy statement, which contain information about the formal business to be acted on by shareholders. The Annual Meeting will also feature a report on the operations of your Company, followed by a question and discussion period. After the Meeting, you will have the opportunity to speak informally with the directors and officers.

  At the Annual Meeting, you will be asked to vote on: (i) electing three Class II directors for a term of three years, (ii) approving the 1999 BRE Stock Incentive Plan and (iii) such other matters as may properly come before the Meeting.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE THREE DIRECTOR NOMINEES AND TO APPROVE PROPOSAL 2 TO BE VOTED ON AT THE ANNUAL MEETING.

  It is important that your shares be voted whether or not you plan to be present at the Annual Meeting. Please complete, sign, date and return the enclosed form of proxy promptly, or you may utilize our telephone voting procedure, as more fully described in this document. If you attend the Annual Meeting and wish to vote your shares personally, you may revoke any previously executed proxy.

  Please vote promptly and we look forward to seeing you at the Annual Meeting.

                                         Sincerely,

                                         BRE Properties, Inc.

                                         /s/ Frank C. McDowell
                                         Frank C. McDowell
                                         President & Chief Executive Officer

                             BRE PROPERTIES, INC.

                   Notice of Annual Meeting of Shareholders

                               ----------------

  Notice is hereby given that the Annual Meeting of Shareholders of BRE Properties, Inc. (the "Company") will be held on May 11, 1999 at 10:00 a.m. Pacific Daylight time, in the Oak Room of the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California, for the following purposes:

  1.  To elect three Class II directors for a term of three years.

  2.  To approve the 1999 BRE Stock Incentive Plan.

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 8, 1999 are entitled to vote at the meeting.

                                          By Order of the Board of Directors

                                          LeRoy E. Carlson,
                                          Secretary

Dated: March 26, 1999

                             BRE PROPERTIES, INC.
                       44 Montgomery Street, 36th Floor
                         San Francisco, CA 94104-4809
                           Telephone: (415) 445-6530
                           Facsimile: (415) 445-6505

                               ----------------

                                PROXY STATEMENT

                               ----------------

                        Annual Meeting of Shareholders

  The enclosed proxy is solicited by the Board of Directors of BRE Properties, Inc., a Maryland corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on May 11, 1999 at 10:00 a.m. Pacific Daylight time, or at any adjournment thereof. The meeting will be held in the Oak Room of the Westin St. Francis Hotel, 335 Powell Street, San Francisco, California. At the meeting, holders of record of the Company's common stock ("Common Stock") at the close of business on March 8, 1999 (the "Record Date") are entitled to vote. On that date, the Company's outstanding capital stock consisted of 44,289,290 shares of Common Stock, each share of which is entitled to one vote at the meeting.

  The cost of soliciting proxies in the enclosed form will be borne by the Company. Directors, officers and employees of the Company may also, without additional compensation, solicit proxies by mail, personal interview, telephone and telecopy.

  The Company will request banks, brokerage houses and other institutions, nominees or fiduciaries to forward the soliciting material to the beneficial owners of shares and to obtain authorization for the execution of proxies. The Company will, upon request, reimburse banks, brokerage houses and other institutions, nominees and fiduciaries for their reasonable expenses in forwarding proxy materials to the beneficial owners. If a shareholder is a participant in the Company's Direct Stock Purchase and Dividend Reinvestment Plan, the proxy card represents a voting instruction as to the number of full shares in the plan account, as well as any shares held directly by the shareholder.

  In lieu of mailing the proxy card in the postage-paid envelope provided, shareholders of record can vote their shares by calling the toll-free telephone number on the proxy card. The telephone voting procedure is designed to authenticate shareholders by use of a control number on your proxy card. The procedure allows shareholders to vote their shares and to confirm that their instructions have been properly recorded. Specific instructions to be followed by any shareholder of record interested in voting by telephone are set forth on the enclosed proxy card.

  All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting as specified in such proxies. Votes at the Annual Meeting will be tabulated by one or more independent inspectors of election appointed by the Company. If no vote is specified in an executed proxy, the shares represented by such signed proxy will be voted for the election of the three nominees for Class II Director, for the approval of the 1999 BRE Stock Incentive Plan, and in the proxy holder's discretion upon such other business as may properly come before the meeting. The three nominees for election as Class II Directors who receive the highest number of votes voting in person or by proxy at the Annual Meeting, provided a quorum is present and voting, shall be elected as directors (Proxy Item No. 1). The affirmative votes of the holders of a majority of the shares present and voting in person or by proxy at the Annual Meeting, provided a quorum is present and voting, shall be required to approve the 1999 BRE Stock Incentive Plan (Proxy Item No. 2).

  In tallying shareholder votes, abstentions (i.e., shares for which a proxy is presented but abstains from voting on one or more matters) and "broker non-votes" (i.e., shares held by brokers or nominees for which proxies are presented but as to which (i) instructions have not been received from the beneficial owners or persons entitled to vote and (ii) the broker or nominee does not have discretionary voting power on a particular matter because it is a non-routine matter) will be counted for purposes of determining whether a quorum is present for the conduct of business at the Annual Meeting. However abstentions and non-votes will not constitute votes for or against any proposal and will be disregarded in determining votes cast.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

  The Company's principal executive offices are located in 44 Montgomery Street, 36th Floor, San Francisco, California 94104-4809. The Company's telephone number is (415) 445-6530.

  This Proxy Statement and the enclosed proxy card are scheduled to be mailed to shareholders commencing on or about March 26, 1999.

                             ELECTION OF DIRECTORS
                              (Proxy Item No. 1)

  The Company's Board of Directors (the "Board") consists of nine members, divided into three classes, designated Class I, Class II and Class III. The Articles of Incorporation provide that there shall be from three to 15 directors, as determined from time to time by the Board. Currently, there are three Class I directors, three Class II directors and three Class III directors.

  At the Annual Meeting, three Class II directors are to be elected for a term of three years (expiring in the year 2002) or until the election and qualification of their successors. The persons proposed for reelection as the Class II directors are John McMahan, L. Michael Foley and Gregory M. Simon. The accompanying proxies solicited by the Board will (unless otherwise directed, revoked or suspended) be voted for the reelection of Messrs. McMahan, Foley and Simon, who are the present Class II directors.

  In the unanticipated event that any nominee should become unavailable for election or upon election should be unable to serve, the proxies will be voted for the election of such other person or persons as shall be determined by the persons named in the proxy in accordance with their judgment or, if none, the size of the Board will be reduced.

  The following table sets forth certain information as to the nominees, as well as the other current members of the Board, including their age, principal business experience during the past five years, the year they each first became a director, Board committee membership, and other directorships currently held in companies with a class of securities registered pursuant to
Section 12 of the Securities Exchange Act of 1934 or subject to the requirements of Section 15(d) of that Act or any Company registered as an Investment Company under the Investment Company Act of 1940.

Nominees--Class II Directors:

                                                                              Board
                  Principal Business Experience               Director      Committee
 Name                During Past Five Years               Age Since(1)     Membership
 ----             -----------------------------           --- --------     ----------
 John McMahan         Chairman of the Board of the         61   1993       Executive*,
                       Company. Managing Principal,                    Strategic Planning,
                       The McMahan Group, real                          Capital Markets,
                       estate strategic management                        Compensation
                       consultants, since 1996.
                       President, John McMahan
                       Associates, Inc., a
                       management consulting firm,
                       and McMahan Real Estate
                       Securities, Inc., a real
                       estate investment firm, 1994
                       to 1996. President and Chief
                       Executive Officer,
                       Mellon/McMahan Real Estate
                       Advisors, Inc., a real estate
                       advisory firm, 1990-94.

 L. Michael Foley     Principal, L. Michael Foley          60   1994         Audit,
                       and Associates, real estate                       Compensation*,
                       and corporate consulting,                       Strategic Planning,
                       since 1996. Senior Vice                           Capital Markets
                       President and Chief Financial
                       Officer, Coldwell Banker
                       Corporation, 1995-1996.
                       Chairman and Chief Executive
                       Officer, Sears Savings Bank,
                       1989-93. Senior Executive
                       Vice President, Coldwell
                       Banker Real Estate Group,
                       Inc., 1986-93. Executive Vice
                       President, Homart Development
                       Co., 1983-1993. Trustee,
                       Western Investment Real
                       Estate Trust.

                                                                              Board
                  Principal Business Experience               Director      Committee
 Name                During Past Five Years               Age Since(1)     Membership
 ----             -----------------------------           --- --------     ----------
 Gregory M. Simon     Self employed as a private           57   1991       Development
                       investor, since 1991. Senior                    and Acquisitions*,
                       Vice President, H.F. Ahmanson                   Strategic Planning,
                       & Co. and Home Savings of                          Compensation,
                       America, from 1983 to 1991.
                       Vice President and Director,
                       Golden Orange Broadcasting, a
                       privately held corporation.

Class III Directors--Term Expires in 2000:

Frank C. McDowell   President and Chief Executive    50 1995      Executive
                     Officer of the Company, since
                     June 1995. Chief Executive
                     Officer and Chairman of
                     Cardinal Realty Services,
                     Inc., 1992-95. Senior Vice
                     President, Head of Real
                     Estate, First Interstate Bank
                     of Texas, 1988-92. Director,
                     National Association of Real
                     Estate Investment Trusts.

William E. Borsari  Chairman, The Walters            60 1992 Asset Management*,
                     Management Company, a real                  Development
                     estate asset management                  and Acquisitions,
                     company, for more than five                 Executive,
                     years.                                  Strategic Planning

Edward E. Mace      President and Chief Executive    47 1998 Strategic Planning*
                     Officer of Fairmont Hotels
                     since 1996. From 1994 to
                     1996, Midwest regional
                     director for management
                     consulting for the Real
                     Estate Industry Group of KPMG
                     Peat Marwick in Chicago.
                     President and managing
                     partner for Lincoln Property
                     Company of Europe from 1990
                     to 1994.

Class I Directors--Term Expires in 2001:

Robert A. Fiddaman  Chairman of SSR Realty           61 1998    Development
                     Advisors, a real estate                  and Acquisitions
                     investment and management
                     firm from 1996 to 1997.
                     President and Chief Executive
                     Officer of Metric Realty from
                     1993 to 1996.

Roger P. Kuppinger  Financial advisor to public      58 1995 Capital Markets*,
                     and private companies, since                  Audit,
                     1994. Senior Vice President             Strategic Planning
                     and Managing Director, Sutro
                     & Co., Inc., an investment
                     banking company, from 1969 to
                     1994. Director, Realty Income
                     Corporation.


                                                                                Board
                      Principal Business Experience               Director    Committee
 Name                    During Past Five Years               Age Since(1)    Membership
 ----                 -----------------------------           --- --------    ----------
 Arthur G. von Thaden     President and Chief Executive        66   1981       Audit*,
                           Officer of the Company from                     Asset Management
                           1970 to June 1995. Chief
                           Executive Officer,
                           BankAmerica Realty Services,
                           Inc., a real estate
                           investment advisory firm,
                           from 1970 to 1987.

--------
* Denotes committee chairman.

(1) For Mr. von Thaden, includes service as a trustee of the Company's predecessor, BankAmerica Realty Investors. For Messrs. Kuppinger, Simon and Borsari (who joined the Board in March 1996), includes service as a trustee of Real Estate Investment Trust of California ("RCT"), which merged with the Company in March 1996.

  A description of the business experience of the other executive officers of the Company is contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998, filed with the Securities and Exchange Commission.

Vote Required

  The three nominees who receive the highest numbers of votes shall be elected as Class II directors. The Board of Directors unanimously recommends that the shareholders vote FOR Messrs. McMahan, Foley and Simon.

Board and Committee Meetings; Compensation of Directors

  During the year ended December 31, 1998, the Board held 12 regular meetings and no special meetings. All of the directors attended 75% or more of the meetings of the Board and the committees on which they served during 1998, except Mr. McMahan who attended two of three compensation committee meetings.

  In response to the Company's rapid growth since 1995, the Board has created several committees in order to more effectively direct and review the Company's operations and strategic outlook. In addition, the committees allow management timely interface and response to factors affecting the ongoing operations of the Company. Further, management regularly consults with committee chairmen to review possible actions and seek counsel. Where appropriate, the Board delegates authority to committees (within specified parameters) to finalize the execution of various Board functions. While the committee structure has improved the level of Board oversight, it has also greatly increased the effort and time required of Board members who serve on the various committees.

  The Board has established the following committees: Audit, Executive, Compensation, Strategic Planning, Capital Markets, Development and Acquisitions and Asset Management. The present members of these committees are indicated in the preceding section of this Proxy Statement.

  The Audit Committee reviews the consolidated financial statements and accounting policies with both management and the independent auditors. Such review includes an assessment as to whether the consolidated financial statements are complete and consistent with information known to them and reflect appropriate accounting principles. The Audit Committee also reviews the insurable risks impacting the Company and the management thereof. The Audit Committee meets with the independent auditors in preparation for, and in review of, the annual audit. During 1998, the Audit Committee met formally four times.

  The Executive Committee has all powers of the Board in the management and affairs of the Company, subject to limitations prescribed by the Board and by Maryland law, but meets only in the event of unusual or exceptional circumstances affecting the Company. The Executive Committee did not meet during 1998.

  The Compensation Committee reviews the compensation of officers and the management succession plan, administers the Company's stock compensation plans and nominates directors. The Compensation Committee met numerous times on an informal basis and met formally three times during 1998.

  The Strategic Planning Committee supplements and assists the full Board in the review and definition of a strategic plan for the Company, including such considerations as growth, geographic concentration and asset type. Further, the Strategic Planning Committee conducts an ongoing evaluation and assessment of the Company's prospects and future in the industry. The Strategic Planning Committee did not meet formally during 1998; however, committee members discussed strategic planning issues during full Board meetings.

  The Capital Markets Committee reviews and establishes a capital markets strategy and supervises management's implementation of such strategy. Further, the Capital Markets Committee is delegated certain powers from time to time in the execution of the financial affairs of the Company. The Capital Markets Committee met formally seven times during 1998 and had extensive informal meetings.

  The Development and Acquisitions Committee reviews, analyzes and recommends to the Board whether proposed development opportunities and acquisitions should be undertaken. This process includes site visits to properties and meeting with management and staff to review potential development opportunities and acquisitions. The Development and Acquisitions Committee met formally eight times during 1998.

  The Asset Management Committee reviews property performance and annual budgets and determines which assets should be divested. The Asset Management Committee met formally seven times during 1998 and held numerous informal meetings, including meeting with management and several property tours.

  The Company has adopted a policy of paying retainer and meeting fees for non-employee directors solely in stock options having an exercise price equal to the fair market value of the Common Stock on the date of grant. The Amended and Restated Non-Employee Director Stock Option Plan provides that each non-employee director will receive annual stock options for 25,000 shares of Common Stock (50,000 shares for the Chairman of the Board) in lieu of cash compensation. Options for an additional 5,000 shares may be granted to each non-employee director if for the preceding fiscal year the increase in the Company's funds from operations ("FFO") per share over the prior year places the Company at or above the 80th percentile in this category for the ten largest publicly traded multifamily real estate investment trusts. In the event the FFO is below the 50th percentile, the non-employee directors receive no additional options. If the FFO places the Company between the 50th to 80th percentiles, the non-employee directors receive a pro rated number of options. Further, options for up to 8,000 shares may be granted per non-employee director for committee membership and/or chairmanship. However, non-employee directors who serve as members of the Executive Committee do not receive stock options as compensation for such committee membership. Options granted under the Plan have a term of ten years and the automatic annual grants become exercisable as to one-twelfth of the shares per month, so that the options are fully vested by the first anniversary of the date of grant. The additional option grant for 5,000 shares related to the FFO per share increase (if such requirement has been met) vests immediately. All non-employee directors are also reimbursed for their reasonable out-of-pocket expenses in attending meetings. On February 19, 1999, options for 2,983 shares were granted to all non-employee directors based on the Company's 1998 performance in accordance with the calculation described above.

  The Board has adopted a share ownership guideline of having each new director own within three years of joining the Board a number of shares of Common Stock equal to $150,000 divided by the price of a share of the Common Stock. In order to facilitate share ownership and retention, reload options for 100,305 shares were granted to non-employee directors in 1998.

Section 16(a) Beneficial Ownership Reporting Compliance

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent (10%) of a registered class of its equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to it and written representations that no other reports were required during the year ended December 31, 1998, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent shareholders were complied with, except for Mr. Mace, who inadvertently filed late reports showing his purchase of 2,000 shares in May 1998, and 43 shares in each of June and October 1998 pursuant to the Company's Direct Stock Purchase and Dividend Reinvestment Plan.

Security Ownership of Certain Beneficial Owners and Management

  The following table sets forth, as of February 28, 1999, information regarding the shares of Common Stock beneficially owned by each person who is known by the Company to own beneficially more than 5% of the Common Stock, by each director, by each named executive officer (as hereinafter defined) and by all directors and executive officers as a group. The amounts shown are based upon information provided by the individuals named.

                            Shares           Percentage
                         Beneficially       Beneficially
    Name and Address       Owned(1)         Owned(1)(2)
    ----------------     ------------       ------------
Prudential Life
 Insurance Company of
 America................  3,727,106 (3)(4)      8.4%
 751 Broad Street
 Newark, NJ 07102-3777
State Farm Insurance
 Companies..............  3,521,058 (3)(5)      7.9%
 One State Farm Plaza
 Bloomington, IL 61701
John McMahan............    117,817 (6)
William E. Borsari......    102,122 (7)
Robert Fiddaman.........     33,468 (8)
L. Michael Foley........    104,918 (9)
Roger P. Kuppinger......     87,681(10)
Edward Mace.............     34,817(11)
Frank C. McDowell.......    121,614(12)
Gregory M. Simon........    111,644(13)
Arthur G. von Thaden....    117,304(14)
LeRoy E. Carlson........     95,724(15)
Bruce Ward..............    592,547(16)         1.3%
John H. Nunn............     66,783(17)
All directors and
 executive officers
 as a group (12
 persons)...............  1,586,439             3.6%

--------
(1) The amounts and percentages of Common Stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission governing the determination of beneficial ownership of securities. Except as otherwise indicated, each individual has sole voting and sole investment power with regard to the shares owned.
(2) Except where otherwise indicated, does not exceed 1%.
(3) Based on information furnished by such holder or contained in filings made with the Securities and Exchange Commission.
(4) The Prudential Insurance Company of America ("Prudential") may have direct or indirect voting and/or investment discretion over 3,727,106 shares of the Company's common stock which are held for the benefit of Prudential's clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.
(5) Includes 3,226,388 shares held by State Farm Mutual Automobile Insurance Company, 2,100 shares held by State Farm Variable Product Trust and 292,570 shares held by State Farm Insurance Companies

    Employee Retirement Trust. Each entity in the State Farm Insurance Companies group disclaims beneficial ownership as to all shares for which such entity has no right to receive the proceeds of the sale of such shares.
(6) Mr. McMahan--includes 18,324 shares he owns directly, and 99,493 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999.
(7) Mr. Borsari--includes 1,412 shares he owns directly, 956 shares held by his wife, 15,896 shares held in an intervivos trust and 83,858 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999.
(8) Mr. Fiddaman--includes 5,736 shares owned by a trust where he and his wife are trustees and 27,732 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999.
(9) Mr. Foley--includes 13,466 shares owned by a family trust of which Mr. Foley and his wife are trustees and share voting and investment power, and 91,452 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999.
(10) Mr. Kuppinger--includes 13,709 shares owned by a trust where he and his wife are trustees and 73,972 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999.
(11) Mr. Mace--includes 3,086 shares owned by a deferred compensation plan other than BRE's defined compensation plan and 31,731 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999.
(12) Mr. McDowell--includes 15,164 shares he owns directly, 1,450 shares held by his wife in which he disclaims any interest, 40,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999 and 65,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.
(13) Mr. Simon--includes 56,776 shares he owns directly, 2,112 shares owned by his wife as separate property, 4,274 shares held in trust for his children of which Mr. Simon is the trustee and 48,482 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999.
(14) Mr. von Thaden--includes 38,570 shares he owns directly, 252 shares held by his wife in her Individual Retirement Account, as to which Mr. von Thaden has no voting or investment power, and 78,482 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999.
(15) Mr. Carlson--includes 63,724 shares he owns directly, 12,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999, and 20,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.
(16) Mr. Ward--includes 577,547 units of interest in a subsidiary of the Company which are exchangeable into Common Stock on a 1:1 basis or, at the Company's election, cash in an amount equal to the market value at the time of the exchange of the Common Stock issuable upon such exchange, 10,000 units of interest which have been earned but not issued and 5,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999.
(17) Mr. Nunn--includes 36,783 shares he owns directly, 10,000 shares that may be purchased upon the exercise of stock options that are currently exercisable or that will become exercisable on or before April 29, 1999 and 20,000 shares acquired upon exercise of stock options that are collateral for recourse loans from the Company. See Stock Loans.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

  The following table summarizes the compensation paid to the Company's Chief Executive Officer and the four other highest paid executive officers (the "named executive officers") for the years ended December 31, 1998, 1997 and 1996. The employment of Jay W. Pauly, a named executive officer of the Company for these years, terminated on February 22, 1999.

                                         Annual              Long Term
                                      Compensation      Compensation Awards
                                   ------------------ -------------------------
                                                                    All Other
         Name and                                      Options/    Compensation
    Principal Position     Year    Salary($) Bonus($) SARs(#)(1)   ($)(2)(3)(4)
    ------------------     ----    --------- -------- ----------   ------------
Frank C. McDowell......... 1998    $350,632  $262,000  135,000       $ 4,500
 President and Chief       1997     348,001   348,001   30,000        29,834
  Executive Officer        1996     313,998   306,798   60,000         2,250

Jay W. Pauly.............. 1998    $255,528  $100,000   32,500       $ 7,550
 Senior Executive Vice     1997     244,658   122,500   32,500         5,675
  President and            1996(5)  234,644   117,500   45,000(6)      4,863
  Chief Operating Officer

LeRoy E. Carlson.......... 1998    $233,590  $100,000   30,000       $ 7,550
 Executive Vice President  1997     225,672   100,000   25,000         5,673
  and Chief Financial      1996(5)  215,754    90,000   35,000(6)      4,863
  Officer

Bruce C. Ward............. 1998    $183,894  $100,000      --        $ 4,500
 Executive Vice President, 1997(7)      --        --    25,000           --
  Development              1996         --        --       --            --

John H. Nunn.............. 1998    $194,295  $ 90,000   30,000       $ 7,550
 Executive Vice President, 1997     174,229    40,000   25,000         5,675
  Property Management      1996(5)  156,175    65,000   30,000(6)      4,863

--------
(1) Does not include grants pursuant to reload stock options of 40,902 for Mr. McDowell, 67,881 for Mr. Pauly, 40,591 for Mr. Carlson and 12,071 for Mr. Nunn.
(2) Consists of contributions to the Company's defined contribution retirement plan (401(k) Plan) on behalf of the named executive officers. Also includes the Company's payments of $27,459 in 1997 for Mr. McDowell, representing the value of the Supplemental Retirement Plan ("SERP") which he would have received had the SERP not been terminated in 1996. Additionally includes for each of Messrs. Pauly, Carlson and Nunn for 1998, 1997 and 1996, the $3,050, $3,300 and $2,613 benefit, respectively, of an interest-free $50,000 loan, assuming a market interest rate equal to the Company's borrowing cost.
(3) Does not include potential loan forgiveness. See Stock Loans. While the amount to be forgiven is not yet determinable, the following amounts were expensed on the Company's financial statements.

                                                          1998    1997    1996
                                                        -------- ------- -------
      Mr. McDowell..................................... $145,379 $63,583 $62,037
      Mr. Pauly........................................ $ 77,528 $29,352 $21,349
      Mr. Carlson...................................... $ 51,678 $19,725 $14,252
      Mr. Nunn......................................... $ 51,678 $19,725 $14,252

(4) Does not include one-time housing and relocation allowances for expenses related to relocating to the San Francisco Bay Area in 1996 of $85,112 for Mr. Pauly, $44,982 for Mr. Carlson and $48,531 for Mr. Nunn.
(5) Includes compensation from RCT from January 1, 1996 to March 15, 1996.

(6) Does not include stock options for RCT shares, which the Company assumed on March 15, 1996 in the merger with RCT and were converted to options for 171,000 shares of Common Stock for Mr. Pauly, 114,000 shares for Mr. Carlson and 96,900 shares for Mr. Nunn.
(7) Mr. Ward joined the Company in January 1998.

Option Grants in 1998

  The following table sets forth: (i) grants of stock options made by the Company during 1998 to each of the named executive officers based on the Company's and their individual performance for 1997; (ii) the ratio that the number of options granted to each individual bears to the total number of options granted to all employees; (iii) the exercise price and expiration date of these options; and (iv) the estimated potential realizable values assuming certain stock price appreciation over the ten-year option term.

                                          Individual Grants
                         ---------------------------------------------------
                                                                              Potential Realized
                                                                                     Value
                                                                               at Assumed Annual
                           Number of     % of Total                          Rates of Stock Price
                          Securities      Options                                Appreciation
                          Underlying     Granted to   Exercise or             for Option Term(4)
                         Options/SARs    Employees    Base Price  Expiration ---------------------
          Name           Granted(1)(2) in Fiscal Year   ($/Sh)     Date(3)       5%        10%
          ----           ------------- -------------- ----------- ---------- ---------- ----------
Frank C. McDowell.......    135,000         15.8%      $26.8750    03/02/08  $2,281,708 $5,782,297
                             24,927          2.9%       26.0000    06/05/05     421,305  1,067,669
                              9,888          1.2%       26.0000    08/26/06     167,122    423,521
                              6,087           .7%       26.0000    02/13/07     102,880    260,707
Jay W. Pauly............     32,500          3.8%      $26.8750    03/02/08  $  549,300 $1,392,034
                             37,615          4.4%       27.6250    03/15/06     632,752  1,611,119
                             30,266          3.6%       23.9400    03/15/06     511,542  1,296,348
LeRoy E. Carlson........     30,000          3.5%      $26.8750    03/02/08  $  507,046 $1,284,955
                             37,354          4.4%       27.6875    03/15/06     631,340  1,599,940
                              3,237           .4%       27.6875    02/13/07      54,710    138,647
John H. Nunn............     30,000          3.5%      $26.8750    03/02/08  $  507,046 $1,284,955
                              9,034          1.1%       27.6250    03/15/06     152,689    386,943
                              3,037           .4%       27.6250    02/13/07      51,330    130,080
Bruce C. Ward...........        --           --             --          --          --         --

--------
(1) All options shown in the table were granted under the Company's Amended and Restated 1992 Employee Stock Plan. The exercise price is 100% of the fair market value of the Common Stock on the date of grant. All options held by Messrs. McDowell, Pauly, Carlson, Nunn and Ward may become immediately exercisable upon termination of employment following a change in control. See Employment Contracts and Termination of Employment and Change in Control Arrangements. Messrs. McDowell, Pauly, Carlson and Nunn immediately exercised, upon grant, options for 10,000, 7,500, 5,000 and 5,000 shares, respectively. See Stock Loans.
(2) The right to receive reload options was given in connection with some options. The reload options enable the named executive officers to purchase a number of shares of Common Stock equal to the number of shares of Common Stock delivered by him to exercise the underlying option. The effective date of the grant of the reload options will be the date the underlying option is exercised by delivering shares of Common Stock to the Company. The reload options have the same expiration date as the underlying options and will have an exercise price equal to the fair market value of the Common Shares of the effective date of the grant of the reload options. Included in the amounts shown are reload options granted for Messrs. McDowell, Pauly, Carlson and Nunn of 40,902, 67,881, 40,591 and 12,071 shares, respectively.
(3) The options have a term of ten years, subject to acceleration upon a change in control or termination.

(4) Potential realizable value is calculated based on an assumption that the price of the Company's Common Stock appreciates at the annual rates shown (5% and 10%), compounded annually, from the date of grant of the option until the end of the option term. The value is net of the exercise price but is not adjusted for the taxes that would be due upon exercise. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future stock prices. There can be no assurance that any of the values reflected in the table will be achieved. Actual gains, if any, upon future exercise of any of these options will depend on the actual performance of the Common Stock and the continued employment of the executive officer holding the option through its vesting period.

Option Grants on February 22, 1999

  On February 22, 1999, the Compensation Committee determined that the following options would be granted to the named executive officers under the 1999 BRE Stock Incentive Plan upon shareholder approval of that Plan:

                                                                      Options
      Name                                                            Granted
      ----                                                            -------
      Frank C. McDowell.............................................. 160,000(1)
      LeRoy E. Carlson...............................................  31,000(2)
      Bruce C. Ward..................................................  31,000(2)
      John H. Nunn...................................................  30,000(3)

--------
(1) Includes 10,000 shares to be exercised immediately related to a stock loan (see Stock Loans).
(2) Includes 6,000 shares to be exercised immediately related to a stock loan (see Stock Loans).
(3) Includes 5,000 shares to be exercised immediately related to a stock loan (see Stock Loans).

  The above options will be granted at the market price of the Common Stock on the date of approval by the shareholders.

Aggregated Option Exercises in 1998 and Year-End Option Values

  The following table sets forth: (i) the number of shares received and the aggregate dollar value realized in connection with each exercise of outstanding stock options during 1998 by each of the named executive officers;
(ii) the total number of all outstanding unexercised options held by the named executive officers as of the end of 1998; and (iii) the aggregate dollar value of all such unexercised options based on the excess of the market price of the Common Stock over the exercise price of the option.

                                                                             Value of Unexercised
                          Number of                Number of Unexercised         In-the Money
                           Shares                   Options at 12/31/98     Options at 12/31/98(3)
                         Acquired on    Value    ------------------------- -------------------------
                         Exercise(1) Realized(2) Exercisable Unexercisable Exercisable Unexercisable
                         ----------- ----------- ----------- ------------- ----------- -------------
Frank C. McDowell.......    58,334   $  429,382     10,000      282,568     $ 47,500     $786,660
Jay W. Pauly............    96,581   $1,010,121    104,919      124,881     $950,320     $111,091
LeRoy E. Carlson........   105,000   $1,462,101        --        90,591          --      $ 65,000
Bruce C. Ward...........       --           --       5,000       20,000          --           --
John H. Nunn............    87,900   $1,203,234        --        54,071          --      $ 44,000

--------
(1) The amounts shown for Messrs. McDowell, Pauly, Carlson and Nunn include 10,000, 7,500, 5,000 and 5,000 shares, respectively, for the immediate exercise of stock options granted, which shares represent collateral for stock loans. There was no value realized for these shares. See Stock Loans.
(2) Value realized is calculated by subtracting the total exercise price from the market value of the underlying Common Stock on the date of exercise. For the options exercised for stock loans on the date of grant, the exercise price was thus equal to the market price at the time of exercise.
(3) The market value of the Company's Common Stock at December 31, 1998 was $24.75 per share.

Retirement Plan (401(k) Plan)

  The Company's Retirement Plan is intended to be a qualified retirement plan under Section 401(k) of the Code. Under this plan, participating employees (including the named executive officers) may contribute up to 6% of their compensation, but not exceeding the amount allowed under applicable tax laws ($10,000 in calendar 1998), and the Company contributes 75% of the employee's contribution. All employees of the Company with six months of service are eligible to participate in the Retirement Plan. The Company's contributions on behalf of employees who have been employed with the Company (including prior service for certain entities acquired by the Company) for at least five years are fully vested.

Stock Loans

  From 1995 to December 31, 1998, the Board has approved five-year loans aggregating $2,726,376 to the named executive officers for the purpose of immediately exercising a portion of stock options granted on the date of the loan (the "Stock Loans"). The first of these loans was granted to Mr. McDowell on June 5, 1995, the date of commencement of his employment with the Company. Similar loans were granted to Messrs. Pauly, Carlson and Nunn. A provision in Mr. McDowell's employment agreement entitles him to the financial equivalent of an annual Stock Loan for 10,000 shares of Common Stock if certain Company performance goals are met. See Employment Contracts and Termination of Employment and Change in Control Arrangements--Mr. McDowell--Future Awards. The Board has adopted the practice of making similar annual performance grants to the other named executive officers.

  The following table summarizes certain information concerning the Stock Loans granted or to be granted:

                                                         To Exercise
                                                 Loan    Option for    Interest
                      Date                      Amount  No. of Shares Rate(2)(3)
                      ----                     -------- ------------- ----------
   February 22, 1999:
    McDowell..................................   (1)       10,000         (1)
    Carlson...................................   (1)        6,000         (1)
    Ward......................................   (1)        6,000         (1)
    Nunn......................................   (1)        5,000         (1)
   March 2, 1998:
    McDowell.................................. $268,750    10,000         5.4%
    Pauly..................................... $201,563     7,500         5.4%
    Carlson................................... $134,375     5,000         5.4%
    Nunn...................................... $134,375     5,000         5.4%
   February 13, 1997:
    McDowell.................................. $123,125     5,000         5.4%
    Pauly..................................... $184,188     7,500         5.4%
    Carlson................................... $123,125     5,000         5.4%
    Nunn...................................... $123,125     5,000         5.4%
   August 26, 1996:
    McDowell.................................. $200,000    10,000         6.6%
   March 15, 1996 (2):
    Pauly..................................... $266,250    15,000         7.1%
    Carlson................................... $177,500    10,000         7.1%
    Nunn...................................... $177,500    10,000         7.1%
   June 5, 1995:
    McDowell.................................. $612,500    40,000        8.25%

--------
(1) The February 22, 1999 loans are not yet determinable as to the amount of the loan or the interest rate; the making of the loans is contingent on shareholder approval of the 1999 BRE Stock Incentive Plan.

(2) Payable quarterly except for Mr. McDowell's loans, for which interest accrues subject to forgiveness. The interest rate is equal to the dividend yield on the Common Stock purchased on the loan date.
(3) Does not include $50,000 in interest-free loans to each of Messrs. Pauly, Carlson and Nunn. See Employment Contracts and Termination of Employment and Change in Control Arrangements--Messrs. Pauly, Carlson and Nunn Interest--Free Loans.

  The Stock Loans are collateralized by the purchased shares with full recourse to the named executive officers. These loans are forgivable in whole or in part upon the achievement of Company performance goals related to growth in assets and growth in FFO per share relative to peers and stock price multiple relative to peers. The Stock Loans are also forgivable in whole or in part under certain circumstances similar to the forgiveness applicable to Mr. McDowell's June 5, 1995 loan as described in Employment Contracts and Termination of Employment and Change in Control Arrangements --Mr. McDowell -- Stock Loan, Certain Severance Benefits and Messrs. Pauly, Carlson and Nunn -- Certain Severance Benefits. Upon termination, the Stock Loans are forgiven pro rata for the measurement periods, but the same performance goal criteria are used. Although certain of the performance goals have been attained, loan forgiveness will not occur until the five-year term ends.

Employment Contracts and Termination of Employment and Change in Control Arrangements

 Mr. McDowell

  Effective as of June 5, 1995 (the "Commencement Date"), the Company entered into a five-year employment agreement with Mr. McDowell. Certain material terms of the agreement are as follows:

  Base Salary and Annual Incentive Bonus. Mr. McDowell receives a current base salary of $348,902 per year and is eligible to receive an annual incentive bonus targeted at 50% of base salary and up to 100% of base salary based on achievement of predefined operating or performance criteria established by the Board, with emphasis on FFO per share (the "Annual Criteria").

  Stock Loan. Upon the commencement of his employment with the Company, Mr. McDowell received a loan of $612,500 to exercise options to purchase 40,000 shares of Common Stock (at an exercise price of $15.32 per share) issued on that date (the "McDowell Stock Loan"). The McDowell Stock Loan bears interest at 8.25% per annum, compounded annually, with all principal and accrued interest payable in full on June 5, 2000 (the "Payment Date"); provided, however, that repayment of any principal and accrued interest under the McDowell Stock Loan (the "Loan Amount") will be forgiven in accordance with the following formulas (the "Performance Formulas"): (i) 20% of the Loan Amount will be forgiven if the gross book value of the Company's equity investments in real estate, investments in limited partnerships and mortgages is $937 million or more on the Payment Date, and a pro rata portion of 20% of the Loan Amount will be forgiven if such value is between $791 million and $937 million; (ii) 20% of the Loan Amount will be forgiven on the Payment Date if, on the second anniversary date of the McDowell Stock Loan, there has been an increase in FFO per share of the Common Stock for the two year period ending April 30, 1997 which is at or above the 80th percentile of the ten largest publicly-traded multifamily real estate investment trusts (the "Indexed REITs") for a comparable period, and a pro rata portion of 20% of the Loan Amount will be forgiven if any such increase is within the 50th and 80th percentiles; (iii) 30% of the Loan Amount will be forgiven if, on the Payment Date, there has been an increase in FFO per share of Common Stock for the three year period ending April 30, 2000 which is at or above the 80th percentile of the Indexed REITs, and a pro rata portion of 30% of the Loan Amount will be forgiven if any such increase is within the 50th and 80th percentiles; and (iv) 30% of the Loan Amount will be forgiven if, as of the Payment Date, the average of the FFO multiples of Common Stock as of December 31 of each of the five preceding years (computed in each case by dividing the market price of Common Stock on the last trading day of the calendar year by the preceding twelve months' FFO) is at or above the 80th percentile of the average multiple of the Indexed REITs for the same five year period, and a pro rata portion of 30% of the Loan Amount will be forgiven if such multiple is within the 50th and 80th percentiles. In addition, repayment of a pro rata portion of the Loan Amount will be forgiven by the Company upon termination of Mr. McDowell's employment under the circumstances described in Certain Severance Benefits. Each of Mr. McDowell's subsequent loans granted in 1996, 1997 and 1998 have substantially the same terms as the McDowell Stock Loan. See also Stock Loans.

  Future Awards. Mr. McDowell will receive annual long-term incentive awards which, assuming achievement of applicable performance goals, will provide Mr. McDowell with the financial equivalent of (i) a forgivable performance-based five-year loan to purchase 10,000 shares of Common Stock pursuant to an immediately exercisable stock option, on terms similar to the McDowell Stock Loan (see Stock Loan above), and (ii) performance options to purchase 50,000 shares of Common Stock at market value on the date of award (see Option Grants in 1998).

  Certain Severance Benefits. If at any time during the five-year employment term the employment of Mr. McDowell is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

  (i) Termination by the Company Without Cause. If Mr. McDowell is terminated without cause, Mr. McDowell would receive a lump sum payment equal to his then base salary, plus an amount equal to the average of his annual bonus, if any, over the most recent two years, and the Loan Amount would be reduced based on a pro rata application of the Performance Formulas (the "Performance Adjustment"), taking into consideration the number of full months worked and the Company's performance data through the last quarter ended 45 days or more prior to the termination date.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability, Mr. McDowell or his estate will receive a lump sum payment equal to the estimated annual bonus he would have received for the fiscal year in question, if any (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to the date of death or disability), calculated on a prorated basis to the date of termination. In addition, the McDowell Stock Loan would be forgiven based on the Performance Adjustment, with any balance payable 15 days after termination.

  (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation would be payable to Mr. McDowell and the outstanding balance of the McDowell Stock Loan, together with accrued but unpaid interest, would be payable in full within 15 days of termination.

  (b) Termination Following a Change in Control.

  (i) Termination by the Company Without Cause or by Mr. McDowell for Good Reason. If Mr. McDowell is terminated without cause within 12 months following a Change in Control (defined to include, without limitation, the acquisition by a person or group of the beneficial ownership of 50% or more of the Company's outstanding securities and certain changes in the Board of Directors resulting from proxy contests or other actions by a person or group with beneficial ownership of 5% or more of the Company's outstanding securities), or if Mr. McDowell terminates his employment for Good Reason (defined as material changes in the executive's duties, responsibilities or authority or the Company's relocation of the executive outside of San Francisco) within 12 months after a Change in Control, he would receive the following benefits: (a) a lump sum payment equal to (x) two times his then base salary plus an amount equal to two times the average of his annual bonus over the most recent two years, if any (based on his current base salary of $348,902 and assuming average incentive compensation in the maximum amount of $348,902, this payment would be $1,395,608) plus (y) the estimated annual bonus he would have received for the fiscal year in question, if any (based on actual performance relative to the Annual Criteria for the fiscal year and Mr. McDowell's contribution to date), calculated on a pro rated basis to the date of termination; (b) all unvested stock options held by Mr. McDowell would vest and be exercisable for a period of three months; and (c) the McDowell Stock Loan would be forgiven based on the Performance Adjustment, with any balance payable upon termination.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, Mr. McDowell or his estate would receive the same benefits described in paragraph (a)(ii) above.

  (iii) Voluntary Termination Without Good Reason or Termination for
Cause. Upon voluntary termination of employment by Mr. McDowell without Good Reason within 12 months following a Change in Control, he would receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent two years, if any ($697,804, assuming a $348,902 base salary and maximum incentive bonus). The outstanding balance of the McDowell Stock Loan would be due on such termination. Upon termination for "cause" by the Company within 12 months following a Change in Control, no further compensation would be payable to Mr. McDowell and the outstanding balance of the McDowell Stock Loan, together with accrued but unpaid interest, would be payable in full within 15 days of termination.

  Any of the foregoing amounts payable to Mr. McDowell following a Change in Control is subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

 Messrs. Pauly, Carlson and Nunn

  Effective on March 15, 1996, the date of the merger with RCT, the Company entered into employment agreements with Jay W. Pauly, LeRoy E. Carlson and John H. Nunn. Each agreement was for an initial term of two years, with automatic renewal on a year-to-year basis thereafter unless terminated in accordance with its terms. Certain material terms of these agreements are as follows:

  Base Salary. For 1998, Mr. Pauly received a base salary of $260,000. Mr. Carlson currently receives a base salary of $250,000 and Mr. Nunn currently receives a base salary of $225,000. Each base salary will be subject to review each year with an expectation that the base salary will increase in an amount at least equal to any increase in the Consumer Price Index for the San Francisco Bay Area over the preceding twelve months.

  Annual Incentive Bonus. Each executive shall be eligible to receive an annual incentive bonus targeted at 40% of base salary, in the case of Mr. Pauly, and 30% of base salary, in the case of Messrs. Carlson and Nunn. The amount of the annual bonus will be based on the achievement of predefined operating or performance goals and other criteria to be established by the Chief Executive Officer or the Compensation Committee of the Board.

  Interest-Free Loans. Upon their employment, Messrs. Pauly, Carlson and Nunn each received a $50,000 interest-free recourse loan (an "Interest-Free Loan") to be forgiven either on the fifth anniversary of the date of employment, or upon earlier termination of employment under the circumstances described in Certain Severance Benefits. See also Stock Loans.

  Certain Severance Benefits. If, at any time during any automatic one-year renewal period, the employment of Messrs. Pauly, Carlson or Nunn is terminated, he shall be entitled to receive the benefits described below.

  (a) Termination Other Than In Connection with a Change in Control.

  (i) Termination by the Company Without Cause. If the executive is terminated without cause, the executive will receive a lump sum payment equal to his then annual base salary plus an amount equal to the average of his annual bonus over the most recent two years, if any. In addition, the Interest-Free Loan will be forgiven and the Stock Loans will be forgiven based on a pro rata application of the Performance Formulas (the "Pro Rata Calculation"), taking into consideration the number of full months employed and the Company's performance data through the last quarter ended 45 days or more prior to the termination date.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive a lump sum payment equal to the annual bonus the executive would have received for the fiscal year in question, if any (based on the previous or average annual bonus amounts), calculated on a prorated basis to the date of termination. In addition, the Interest-Free Loan will be forgiven and the Stock Loans will be forgiven based on the Pro Rata Calculation.

  (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation will be payable to the executive and the outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

  (b) Termination Following a Change in Control.

  (i) Termination by the Company Without Cause or by the Executive for Good Reason. If the executive is terminated without cause within 12 months following a Change in Control or if the executive terminates his employment for Good Reason within 12 months after a Change in Control, the executive will receive the following benefits: (a) a lump sum payment equal to two times his then base salary plus an amount equal to two times the average of his annual bonus over the most recent two years, if any; (b) all unvested stock options held by the executive would vest and be exercisable for a period of three months; and (c) the Interest-Free Loan would be forgiven and the Stock Loans would be forgiven based on the Pro Rata Calculation, with any balance due immediately.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, the executive will receive the same benefits described in paragraph (a)(ii) above, reduced on a pro-rated basis to the date of termination.

  (iii) Voluntary Termination Without Good Reason or Termination for
Cause. Upon voluntary termination of employment by the executive without Good Reason within 12 months following a Change in Control, the executive will receive a lump sum payment equal to his then base salary plus an amount equal to the average of his annual bonus over the most recent two years, if any. The outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be due on such termination. Upon termination for "cause" by the Company within 12 months following a Change in Control, no further compensation will be payable to the executive and the outstanding balance of the Interest-Free Loan and the Stock Loans, together with accrued but unpaid interest, will be payable in full within 15 days of termination.

  Any of the foregoing amounts payable to Messrs. Pauly, Carlson and Nunn following a Change in Control is subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

  Mr. Pauly's employment with the Company terminated effective as of February 22, 1999. Pursuant to the terms of his contract, the Company anticipates that Mr. Pauly will receive certain cash severance payments payable upon termination and that Mr. Pauly's Interest-Free Loan and a pro rata portion of his Stock Loan may be forgiven.

 Mr. Ward

  Effective as of January 26, 1998, the Company entered into an Employment Agreement with Bruce C. Ward for a term of three years unless otherwise terminated in accordance with its terms. Certain material terms of the Agreement are as follows:

  Base Salary. Mr. Ward receives a current base salary of $250,000 per year. Mr. Ward's base salary will be subject to review each year based on Mr. Ward's performance subject to approval of the Board or its Compensation Committee.

  Annual Incentive Bonus. Mr. Ward shall be eligible to receive an annual incentive bonus targeted at 40% of base salary. The annual bonus will be based on the achievement of predefined operating or performance goals and other criteria by the Chief Operating Officer or the Chief Executive Officer, however the actual amount of the annual incentive bonus shall be subject to approval of the Board of Directors or its Compensation Committee.

  (a) Termination Other Than In Connection With A Change In Control.

  (i) Termination by the Company Without Cause. If the executive is terminated without cause, the executive will receive a lump sum payment equal to his then annual salary plus an amount equal to his annual bonus that the executive would have received for the fiscal year in question, if any.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability, the executive or his estate will receive a lump sum payment equal to the annual bonus that the executive would have earned for the fiscal year in question, if any.

  (iii) Voluntary Termination or Termination for Cause. Upon voluntary termination or termination for "cause" by the Company, no further compensation will be payable to the executive.

  (b) Termination Following A Change In Control.

  (i) Termination by the Company Without Cause or by the Executive with Good Reason. If the executive is terminated without cause or if the executive terminates his employment for Good Reason, the executive will receive: (a) a lump sum payment equal to two times his base salary plus an amount equal to two times the annual bonus the executive would have received for that fiscal year, if any, and (b) all unvested stock options, if any, held by the executive would vest and be exercisable for a period of three months.

  (ii) Termination Due to Death or Disability. Upon termination due to death or disability following a Change in Control, Mr. Ward will receive the same benefits described in (a)(ii) above.

  (iii) Voluntary Termination Without Good Reason. Upon voluntary termination of employment by executive without Good Reason, the executive will receive a lump sum payment from the Company equal to his base salary plus the annual bonus he would have received for the fiscal year in question, if any.

  (iv) Termination for Cause. Upon termination for "cause" by the Company, no further compensation will be payable to the executive.

  Any of the foregoing amounts payable to the executive following a Change in Control is subject to reduction to the extent such payments would constitute "parachute payments" as defined in Section 280G of the Code.

                 COMPENSATION COMMITTEE REPORT ON COMPENSATION
                             OF EXECUTIVE OFFICERS

Compensation Policies Affecting Executive Officers

 General

  The Compensation Committee of the Board of Directors (the "Committee") administers the Company's executive compensation program. The Committee is composed entirely of outside directors.

  The objective of the Company's executive compensation program is to develop and maintain executive reward programs which contribute to the enhancement of shareholder value, while attracting, motivating and retaining key executives who are essential to the long-term success of the Company. As discussed in detail below, the Company's executive compensation program consists of both fixed (base salary) and variable (incentive) compensation elements. Variable compensation consists of annual cash incentives, stock option grants, incentive stock loans and, on occasion, restricted share grants. These elements are designed to operate on an integrated basis and together comprise total compensation value.

  Each year, the Committee reviews executive compensation in light of the Company's performance during the year against previously defined objectives and compensation data at companies that are considered comparable for Company performance purposes. In reviewing the Company's performance during 1998, the Committee considered a variety of additional factors. FFO per share increased approximately 14% from 1997 levels, which placed the Company's performance in the upper third of the ten largest multifamily REITs (the "Comparable Group") and "same store" net operating income increased approximately 12% for the year, which outpaced all of the Company's Comparable Group. Also during 1998, the Company completed the integration of the properties, operations and employees acquired in the November 1997 transaction with Trammell Crow Residential-West. That transaction added 17 completed apartment communities totaling 4,786 units, eight development properties totaling approximately 2,445 units as well as development, construction and third-party property management capabilities. During 1998, delivered development volume totaled 2,121 units and acquisition volume provided an additional 1,597 units. Although total shareholder return, taking into account dividends paid and stock price appreciation, was negative for the year, the Company's FFO multiple, an indication of price performance, was among the best of its Comparable Group.

 Base Salary

  Base salary levels of the Company's key executives are largely determined through an evaluation of the responsibilities of the position held, the experience of the particular individuals, a comparison with comparable companies in the real estate industry and the Committee's desire to achieve the appropriate mix between fixed compensation and incentive based compensation. In its determination of comparable companies, the Committee gives primary consideration to comparable companies included in the equity REIT peer group used for the five-year comparison of total shareholder return (see Comparative Stock Performance). Salary information about comparable companies is surveyed by reference to public disclosures made by companies in the real estate industry. In addition, during 1998, the Committee used salary survey data supplied by an outside compensation consultant. A change in a key executive's compensation from the previous year may reflect factors such as performance, changes in responsibility, contract provisions relative to inflation and adjustments to maintain a level of consistency with industry practices.

 Annual Cash Incentives

  The annual cash incentive is designed to provide a short-term (one-year) incentive to executive officers with the potential award based on a percentage of an executive's base salary. For 1998, incentive awards were based on the achievement of predetermined corporate expectations and a determination as to an executive's performance against specific objectives agreed upon by the executive and the Committee at the start of the year. In addition, the Committee used survey data supplied from the Company's outside compensation consultant relative to total cash compensation, including salary and cash incentive awards. For the executive officers other than the CEO, targeted annual cash incentive awards are between 30%-40% of base salary; for the CEO, the targeted annual cash incentive award is 50% of base salary with a maximum annual award of 100% of base salary. The Summary Compensation Table shows cash incentive bonuses paid to the named executive officers for 1998 based on such performance.

 Stock Options

  Stock options are designed to provide long-term (ten year) incentives and rewards tied to the price of the Common Stock. The Committee believes that stock options, which provide value to participants only when shareholders benefit from stock price appreciation, are an important component of the Company's annual executive compensation program. The number of options or shares currently held by an officer is not a factor in determining individual grants, and the Committee has not established any target level of ownership of Common Stock by executive officers. However, accumulation and retention of shares of Common Stock by officers is strongly encouraged. In order to facilitate share ownership and retention, in 1998 the Company implemented a program whereby certain executives may receive reload options.

  Stock options are awarded annually following the close of each year. The Company does not adhere to any firmly established formulas for the issuance of options to employees. In 1998, the Company extended the program of granting stock options to additional qualified employees at the community management level and above. In 1999, this program was continued. The Option Grants in 1998 table shows the options granted to the named executive officers during 1998 for 1997 performance. In determining the size of the grants to the named executive officers, the Committee assessed relative levels of responsibility, Company and individual performance and the long-term incentive practices of other comparable companies. Options to be granted to senior executives in 1999 for 1998 performance are contingent upon shareholder approval of the 1999 BRE Stock Incentive Plan.

  In accordance with the provisions of the Company's 1992 Employee Stock Plan, the exercise price of all options granted was equal to the market value of the underlying Common Stock on the date of grant. Accordingly, the value of these grants to the officers is dependent solely upon the future growth and share value of the Company's Common Stock.

 Incentive Stock Loans

  Pursuant to the 1992 Employee Stock Plan, in 1998, the Company funded $739,063 aggregate principal amount of incentive stock loans to the named executive officers. As more fully described in Stock Loans, these loans were used to exercise some of the options granted to the named executive officers under the Plan, and repayment of these loans may be forgiven in whole or in part upon achievement of certain Company performance goals, including same store growth in operating income from comparable projects versus the Comparable Group, FFO per share growth versus the Comparable Group and the trailing FFO multiple versus the Comparable Group. The Committee believes that these loans, by encouraging management's acquisition and retention of shares of Common Stock and by tying forgiveness to Company performance, provide even greater incentives for management to achieve both the Company's long-term performance objectives and its current strategic goals.

 Section 162(m)

  Section 162(m) of the Internal Revenue Code of 1986, as amended, places a limit of $1,000,000 on the amount of compensation that may be deducted by the Company in any year with respect to each of the Company's five most highly paid executive officers. Certain performance-based compensation that has been approved by the shareholders is not subject to this deduction limit. The Company's 1992 Employee Stock Option Plan, and the proposed 1999 BRE Stock Incentive Plan, are qualified so that stock options and certain other awards under such plans are not subject to the deduction limitations of Section 162(m). However, certain other types of compensation payments and their deductibility depend on the timing of an executive officer's vesting or exercise of previously granted rights, or on interpretations of changes in the tax laws and other factors beyond the Company's control. Although the Company generally seeks to preserve the federal income tax deductibility of compensation paid, in order to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Committee has not adopted a policy that all compensation must be deductible. For 1998, the Committee anticipates that approximately $275,000 of compensation to Mr. McDowell will be subject to the deduction limitations of Section 162(m).

CEO Performance Evaluation

  For 1998, the Committee evaluated Mr. McDowell's performance based on the factors discussed above under the caption "General," with particular emphasis on the achievement of operating, portfolio and performance objectives, growth in FFO per share and same store net operating income and corporate performance relative to multi-family peer groups. Based on these factors and Mr. McDowell's individual performance, which the Committee considered exceptional, in 1999 he received 75% of his potential maximum annual cash incentive together with the proposed incentive stock loan and stock option grants described in Stock Loans and Option Grants on February 22, 1999.

  The foregoing report is given by the members of the Compensation Committee, namely:

                                          L. Michael Foley, Chairman
                                          John McMahan
                                          Gregory M. Simon

                         COMPARATIVE STOCK PERFORMANCE

  The line graph below compares the cumulative total shareholder return on the Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the NAREIT Equity REIT Total Return Index over the same period. This comparison assumes that the value of the investment in the Common Stock and in each index was $100 on December 31, 1993 and that all dividends were reinvested.

                        [PERFORMANCE GRAPH APPEARS HERE]

                            12/31/93 12/31/94 12/31/95 12/31/96 12/31/97 12/31/98
                            -------- -------- -------- -------- -------- --------
   BRE Properties, Inc..... $100.00  $ 99.05  $123.73  $182.58  $219.65  $203.83
   S&P 500 Index........... $100.00  $ 98.46  $132.05  $158.80  $208.05  $263.53
   NAREIT Equity REIT
    Index.................. $100.00  $103.89  $118.19  $150.06  $169.61  $152.46

--------
(1) Indicates appreciation of $100 invested on December 31, 1993 in the Common Stock, S&P 500, and NAREIT Equity REIT Total Return Index securities, assuming reinvestment of dividends.
(2) The NAREIT Equity REIT Total Return Index includes 176 companies with aggregate equity capitalization (excluding operating units) of approximately $132 billion.

                 APPROVAL OF THE 1999 BRE STOCK INCENTIVE PLAN
                              (Proxy Item No. 2)

                         1999 BRE Stock Incentive Plan

  The 1999 BRE Stock Incentive Plan (the "1999 Plan" or the "Plan") provides for the grant of stock options, share appreciation rights and restricted and unrestricted stock to officers and other employees of the Company, as well as consultants who serve the Company, for an aggregate of up to 2,000,000 shares of Common Stock. The Plan was adopted by the Board of Directors on January 25, 1999, subject to approval of the shareholders.

  The purpose of the 1999 Plan is to attract and retain employees and consultants by providing them with incentive compensation and a proprietary interest in the Company. A copy of the Plan is appended hereto. The following summary of certain provisions of the 1999 Plan does not purport to be complete and is qualified in its entirety by reference to the Appendix.

Administration of the Plan

  The 1999 Plan will be administered by the Board of Directors or by the Board's Compensation Committee (the "Committee"). To the extent that options and other awards granted under the Plan are intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code, the Plan will be administered by a committee of two or more "outside directors" within the meaning of Code Section 162(m). Awards under the 1999 Plan are intended to be exempt from the SEC's short-swing profit rule, pursuant to Rule 16b-3.

  The Committee, or the full Board, is authorized to grant awards, to determine to whom grants are made, and the terms and conditions thereof, and to adopt rules and regulations relating to the 1999 Plan. The individuals eligible to participate are those salaried employees (including officers and directors who are also employees) of the Company, as well as persons who serve the Company as consultants, as the Committee shall determine.

Shares Available Under the Plan

  The Plan authorizes grants for up to 2,000,000 shares of Common Stock, including 750,000 shares authorized in a Broad-Based Employee Stock Plan that the Board adopted on November 16, 1998 for employees who are not executive officers of the Company. The Broad-Based Plan will be incorporated into the 1999 Plan if the 1999 Plan is approved by the shareholders. At February 28, 1999, options for 627,615 shares were outstanding under the Broad-Based Plan and the remaining 122,385 shares were available for future grants.

  In addition to the 1999 Plan and the Broad-Based Plan, at February 28, 1999 there were outstanding grants and shares available for future grants totaling 1,391,448 shares of Common Stock, consisting of: (i) outstanding option grants for 1,387,776 shares under the 1984 and 1992 Employee Stock Plans;
(ii) 3,672 shares available for future grants under the 1992 Employee Stock Plan; (iii) outstanding option grants for 793,744 shares under the Non-Employee Director Plan; (iv) 602,672 shares available for future grants under the Non-Employee Director Plan; and (v) outstanding non-plan option grants totaling 156,585 shares, including an option for 66,666 shares held by Mr. McDowell and an option for 81,919 shares held by Mr. Pauly that was assumed in the RCT merger. Available shares not used under the 1984 and 1992 Employee Stock Plans will be added to shares available under the 1999 Plan.

  Each award under the 1999 Plan will be subject to customary anti-dilution provisions applicable in the event of a stock dividend, stock split, conversion, exchange, reclassification or substitution. In the event of any other change in the corporate structure or outstanding shares, the Committee may make such equitable adjustments to the number of shares and the class of shares available under the Plan or to any outstanding award as it shall deem appropriate to prevent dilution or enlargement of rights. Upon termination of any Plan awards, the shares subject to those awards may again be made the subject of additional Plan awards. When already-owned shares are delivered to pay the exercise price of a Plan option, only the net shares issued upon exercise will be deemed utilized in the Plan. The maximum number of shares which may be the subject of awards to any one individual under the 1999 Plan is 1,000,000 shares.

  Stock Options. The Committee will have discretion to grant either incentive stock options within the meaning of Section 422 of the Code ("ISOs") or non-qualified stock options ("NQSOs"). A further description of these two types of stock options appears below under the heading "Certain Federal Income Tax Consequences". Stock option grants may be evidenced by written agreements in such form approved by the Committee consistent with the terms of the Plan. The Committee will, subject to the terms and conditions of the Plan, determine the terms and conditions of option grants and the number of shares to be issued pursuant to such options. The exercise price will be not less than the market value on the grant date.

  The Plan provides that the Committee may, in its discretion, provide that an option may not be exercised in whole or in part for a specified period or periods of time. Generally, options vest 20% per year beginning one year after the grant date and expire ten years from the date of grant. Except as so specified, an option may be exercised in whole or in part from time to time for a period of up to ten years from the date of grant. In the discretion of the Committee, an option may become immediately exercisable upon the occurrence of certain events, including upon the death or permanent disability of an optionee or upon a change in control (as defined in the Plan) of the Company. In the event of the optionee's termination of employment with the Company, the option will also terminate unless extended by the Committee for up to three months or for up to 12 months following termination due to death or permanent disability, and for a period of up to three years following retirement at or after retirement age. In the event of a merger, sale of assets or certain other corporate transactions, the Plan authorizes the Committee, in its discretion, to either accelerate the vesting of outstanding options or cancel options which were exercisable at any time prior to the effective date of such transaction.

  Payment of the option price upon exercise of an option will be in cash or, in the discretion of the Committee, in shares of Common Stock already owned by the optionee having a fair market value equal to the option price, or any combination of cash and Common Stock having a combined value equal to the option price. The option holder may in certain circumstances elect to have shares withheld to satisfy tax withholding requirements in connection with the exercise of an option. In the discretion of the Committee, an option agreement may also provide for the extension of an interest-bearing loan from the Company to the optionee to finance exercise of an option, provided that the term of the loan does not exceed ten years, the loan is with full recourse to the optionee, and repayment of the loan is secured by the shares so acquired by the optionee. The Company has adopted a practice of extending such loans to the named executive officers on terms described in Stock Loans, including forgiveness of all or part of the loans to be made under the 1999 Plan if certain performance conditions are met determined in accordance with Section
4.3 of the Plan. The Plan also provides that the Committee may permit optionees to use cashless exercise methods that are permitted by law and in connection therewith the Company may establish a cashless exercise program, including a program where the commissions on the sale of stock subject to an exercised option are paid by the Company.

  In general, options are transferable only by will or by the laws of descent and distribution and, during the lifetime of the optionee, the option shall be exercisable only by the optionee or by the optionee's guardian or legal representative; however, the Committee has the discretion to permit lifetime transfers based on recent SEC rule changes, and the Committee is considering allowing the transfer of NQSOs to an optionee's family members.

  The Company has adopted a policy of permitting executive officers to receive "reload" options when they exercise options using already-owned shares of Common Stock. A "reload" means the executive officer would receive a new option, expiring on the expiration date of the original option, for the amount of shares so delivered, plus any shares delivered or withheld from the exercise, to pay applicable withholding taxes. A reload option will be at a price equal to the market price at the time of exercise and have a term expiring on the same date as the original option. The reload option will vest and become exercisable 18 months after exercise of the original option or, if sooner, 12 months prior to the expiration date of the reload option. The exercise of a reload option using stock will result in a further reload option being granted. Reload options will not be granted when an option is exercised by a person who is no longer an employee. The shares relating to reload options that expire unexercised will not be available for future grant under the Plan.

  The Board believes that the availability of reload options encourages officers to exercise their options at an early date rather than wait until near expiration of an option, in that the reload concept in effect affords optionees the benefit of the original option for the option term, while permitting them to increase their current share holdings by purchasing shares upon exercise of their options.

  Share Appreciation Rights (SARs). The 1999 Plan provides that the Committee may grant SARs in connection with all or part of any option granted under the Plan. The number of SARs granted to an optionee may not exceed the number of shares of Common Stock which the optionee may then purchase upon exercise of the related option or options.

  The holder of an option and related SARs may elect to exercise the SARs or a part thereof in lieu of exercising the option or a portion thereof. Upon any exercise of SARs, the optionee must surrender the related option with respect to a number of shares equal to the number of SARs exercised and, in exchange, the optionee will receive the excess of the fair market value of the Common Stock covered by the portion of the option surrendered over its option price. Payment of SARs may be made in shares of Common Stock valued at fair market value or, in the discretion of the Committee, in cash. In the event of the surrender of all or a portion of an option for SARs, the shares represented by the portion surrendered will not be available for reissuance under the Plan.

  If SARs are granted with respect to an option, the existence of the SARs will require charges to income for compensation expense based on the amount, if any, by which the market price of the shares of Common Stock subject to the SARs exceeds the option price over the period of the option. The Company does not at present intend to grant SARs under the 1999 Plan.

  Restricted Share Awards. The Committee may grant restricted shares, i.e., shares of Common Stock which are subject to transfer restrictions determined by the Committee in its sole discretion, and subject to substantial risk of forfeiture unless and until specific conditions established by the Committee at the time of grant are met. Such conditions may be based on continuing employment or service to the Company or achievement of pre-established performance goals, or both, as determined by the Committee. The specific categories of and procedures for establishing such goals are set forth in
Section 4.3 of the Plan. The Committee's discretion in establishing performance goals would not be limited to Section 4.3 when the grantee's compensation amount is not expected to be subject to the deduction limitations of Code Section 162(m).

  Stock certificates for restricted shares shall be issued in the name of the holder, but the certificates may be retained in escrow until such time as the restrictions shall have lapsed. The holder of restricted share shall have all rights of a shareholder with respect to the Common Stock registered in his or her name, including voting and dividend rights, unless otherwise provided in the restricted share award.

  Other Stock-Based Share Awards. The 1999 Plan also authorizes the Committee to award or offer shares of Common Stock, and units representing the right to receive shares in the future, either restricted or unrestricted, and as current or deferred compensation for a number of shares (or share units) having a value on the grant date equal to the amount of such compensation.

Certain Federal Income Tax Consequences

  The following discussion is based on federal income tax laws and regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the federal income tax aspects of the 1999

Plan. No information is provided herein with respect to estate, inheritance or state or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an award or the disposition of any of the acquired shares under those laws. The exact federal income tax treatment of awards will depend on the specific nature of any such award. An award may, depending on the conditions applicable to the award, be taxable as an option, an award of restricted or unrestricted shares, an award which is payable in cash, or otherwise.

  Incentive Stock Options. Neither the grant nor the exercise of an ISO is taxable to the employee receiving the option. If the employee holds the stock purchased upon exercise of an incentive stock option for at least one year after the purchase of the stock and until at least two years after the option was granted, his or her sale of the shares will produce long-term capital gain or loss, and the Company will not be entitled to any tax deduction. However, if the employee sells or otherwise transfers the stock before these holding periods have elapsed, he or she will generally be taxed at ordinary income rates on the sale in the amount of the excess of the fair market value of the stock when the option was exercised over the option exercise price, and the Company will be entitled to a tax deduction in the same amount. Any remaining gain or loss will be short-term or long-term capital gain or loss as the case may be. The Company's current practice is to award ISOs up to the limit permitted by the Code for an ISO, but grants to consultants must be NQSOs.

  Non-Qualified Options. Although the grant of NQSOs under the Plan also is not generally taxable to the optionee, upon exercise the optionee will be taxed at ordinary income rates on the excess of the fair market value of the stock received over the option exercise price, and the Company will be entitled to a tax deduction in the same amount. The amount included in an individual's income as a result of the exercise of a non-qualified option will be treated as his or her basis in the shares acquired, and any remaining gain or loss on the subsequent sale of the shares will be treated as long-term or short-term capital gain or loss as the case may be.

  Restricted Stock. The grant of restricted stock is not a taxable event. When restrictions imposed upon the restricted stock expire, the holder will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the restricted stock on the date of such expiration over the purchase price, if any, for the shares. The holder may, however, elect within 30 days after the date of acquisition to recognize ordinary income on the date of purchase in an amount equal to the excess of the fair market value of the restricted stock on the date of grant, determined without regard to the restrictions imposed on such shares, over the purchase price, if any, for the shares. If and when the holder recognizes ordinary income attributable to the restricted stock, the Company will be entitled to a deduction in the same amount.

  Share Appreciation Rights. The grant of an SAR is generally not a taxable event for the holder. Upon exercise of the SAR, the holder will recognize ordinary income in an amount equal to the amount of cash or stock received upon such exercise, and the Company will be entitled to a deduction in the same amount.

  Other Awards. Awards may be granted under the Plan that do not fall into the categories described above. The federal income tax treatment of these awards will depend upon the specific terms of such awards. In general, compensation in lieu of cash will be treated as ordinary, taxable income to the grantee and deducted by the Company. The Company will generally be required to withhold applicable taxes with respect to any ordinary income recognized by a participant in connection with awards made under the 1999 Plan. The Plan authorizes employees to elect to have the Company withhold shares from any award in the amount of the tax withholding, in which event the Company would then pay the withholding amount in cash. Awards granted as share units will not be taxable before the shares are issued.

  Excess Parachute Payments. Where the terms of the agreements pursuant to which specific awards made under the Plan provide for accelerated vesting or payment of an award in connection with a change in ownership or control of the Company, certain amounts with respect to such awards may constitute "excess parachute payments" under the golden parachute provisions of the Code. Pursuant to such provisions, an employee will be subject to a 20% excise tax on any excess parachute payment and the Company will be denied any deduction with respect to such excess parachute payment.

  Alternative Minimum Tax. The amount by which the fair market value of the shares received upon exercise of an ISO exceeds the exercise price of the shares is included in the calculation of "alternative minimum taxable income" of the optionee. The alternative minimum tax imposed on individual taxpayers is equal to the amount by which 26% of alternative minimum taxable income (28% for AMTI in excess of $175,000) exceeds the regular federal income tax rate for a taxable year. For minimum tax purposes, the basis of stock acquired through the exercise of an incentive stock option equals the fair market value taken into account in determining the amount of the alternative minimum taxable income. A portion of a taxpayer's minimum tax attributable to certain items (including the spread on the exercise of an incentive stock option) may be credited against the taxpayer's regular tax liability in later years to the extent that the regular tax liability exceeds the alternative minimum tax.

  Section 162(m) Compensation Deduction Limitation. Stock options, SARs, performance-based restricted stock and forgivable loans granted under the Plan are intended to be "performance-based compensation" and therefore not subject to the deduction limitation of Code Section 162(m).

Accounting

  The Company has elected to be governed by Accounting Principles Board Opinion No. 25, so that there is no compensation expense in connection with the grant or exercise of stock options granted to employees under the Plan. Financial Accounting Standards Board Statement 123 requires companies to show in a footnote to their annual financial statements the pro forma effect that option grants to employees would have had on earnings if the "value" of the stock options granted that year were treated as compensation expense, including reload option grants. See Note 7 of the Notes to Consolidated Financial Statements in the Company's 1998 Annual Report to shareholders. Stock options granted to consultants would, however, involve an earnings charge for the value of the option on the vesting date(s). Restricted and unrestricted stock grants under the Plan would involve an earnings charge for the value of the shares, as would SARs as discussed above.

Amendment and Duration of the Plan

  The 1999 Plan expires January 24, 2009. The Plan may be terminated or amended by the Board at any time; however, an amendment increasing the number of shares subject to the Plan, or extending the term of the Plan, will be subject to shareholder approval.

Recent Stock Price

  On March 17, 1999, the closing price of a share of the Company's Common Stock on the New York Stock Exchange was $23.25.

Participation in the Plan by Executive Officers

  Following approval of the Plan by the shareholders, the Committee expects to grant options for a total of 252,000 shares at the market price on the grant date, to the named executive officers as follows:

                               New Plan Benefits

                                                              1999 BRE
                                                        Stock Incentive Plan
                                                      -------------------------
                                                                       Number
   Name and Position                                  Dollar Value($) of Shares
   -----------------                                  --------------- ---------
   Frank C. McDowell, President and Chief Executive
    Officer..........................................       (1)        160,000
   LeRoy E. Carlson, Executive Vice President and
    Chief Financial Officer..........................       (1)         31,000
   Bruce C. Ward, Executive Vice President...........       (1)         31,000
   John H. Nunn, Executive Vice President............       (1)         30,000
   Executive Group...................................       (1)        252,000

--------
(1) The dollar values of the options the Committee expects to grant are not determinable until such grants are made.

  These options will be immediately exercised upon grant by Mr. McDowell for 10,000 shares, by Messrs. Carlson and Ward for 6,000 shares each and by Mr. Nunn for 5,000 shares (see Stock Loans). Future awards to be made to the named executive officers under the 1999 Plan, other than those outlined above, are not presently determinable.

Vote Required for Approval; Recommendation of Board of Directors

  The approval of a majority of the shares present and voting at the meeting is required to approve the 1999 Plan. The Board of Directors has unanimously approved the Plan and unanimously recommends that shareholders vote FOR the 1999 Plan. If the 1999 Plan is not approved by the shareholders, no awards will be made under the Plan.

                             SHAREHOLDER PROPOSALS

  Any shareholder who wishes to submit a proposal for presentation at the next Annual Meeting of Shareholders must submit the proposal to BRE Properties, Inc., 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809,
Attention: Secretary. Such proposal must be received not later than November 27, 1999 for inclusion in the Company's proxy statement and form of proxy relating to next year's Annual Meeting and provided that the proposals are in compliance with applicable laws and regulations.

  Shareholder proposals to be presented at the 2000 Annual Meeting outside the process of Rule 14a-8 of the Securities and Exchange Commission's Proxy Rules must be received by the Company on or before February 10, 2000 or such notice will be considered untimely under Rule 14a-4(c)(1) of the Commission's Proxy Rules.

                                 OTHER MATTERS

  It is not expected that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting.

                      By Order of the Board of Directors

March 26, 1999

  Upon written request of any shareholder entitled to receive this Proxy Statement, the Company will provide, without charge, a copy of its annual report on Form 10-K as filed with the Securities and Exchange Commission. Any such request should be addressed to the Company at 44 Montgomery Street, 36th Floor, San Francisco, CA 94104-4809, Attention: Investor Relations Department. This request must include a representation by the shareholder that as of March 8, 1999, the shareholder was entitled to vote at the Annual Meeting.

                         1999 BRE STOCK INCENTIVE PLAN

                               January 25, 1999

                                   ARTICLE I
                                    GENERAL

  1.1 Purpose of the Plan. The purpose of the 1999 BRE Stock Incentive Plan (the "Plan") is to attract and retain employees and consultants who perform services for the Company or a Subsidiary of the Company and afford them the opportunity to acquire a stock ownership interest in the Company, thereby providing them incentive compensation based on the success of the Company.

  1.2 Definitions. As used in the Plan and the related Award Agreements, the following terms will have the meanings stated below:

  (a) "Award" means any Option, SAR, Restricted Shares or other stock-based award granted pursuant to the Plan.

  (b) "Award Agreement" means the written agreement, if any, between the Company and a participant pursuant to which an Award may be granted. The Committee shall determine the terms of each Award Agreement, subject to the terms and conditions of the Plan.

  (c) "Board" means the Board of Directors of the Company.

  (d) A "Change of Control" occurs when any person or group together with its affiliates and associates (other than the Company or any of its subsidiaries or employee benefit plans), after the effective date of the Plan, acquires direct or indirect beneficial ownership of 40 percent or more of the then outstanding Shares or commences a tender or exchange offer which results in the offeror owning 40 percent or more of the then outstanding Shares. The terms "group," "affiliates," "associates" and "beneficial ownership" shall have the meanings ascribed to them in the rules and regulations promulgated under the Exchange Act.

  (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

  (f) "Company" means BRE Properties, Inc., a Maryland corporation.

  (g) "Committee" means the Compensation Committee appointed by the Board to administer the Plan. The Committee shall consist solely of two or more members of the Board who are not employees. The Board shall have the power from time to time to add or remove members of the Committee and to fill vacancies arising for any reason.

  (h) "Eligible Participants" means salaried employees, including officers and directors who are employees, of the Company or any Subsidiary, and persons that serve the Company or a Subsidiary as a consultant. An Award may be granted to a prospective employee prior to the date the employee performs services for the Company or a Subsidiary, provided that any such Award shall not become vested prior to the date the employee first performs such services.

  (i) "Exchange Act" means the Securities Exchange Act of 1934.

  (j) The "Fair Market Value" of a Share on any date means the closing price per Share on the New York Stock Exchange for that day (or, if no Shares were publicly traded on that Exchange on that date, the next preceding day that Shares were so traded on that Exchange).

  (k) "Incentive Stock Option" or "ISO" means an Option that meets the requirements of Section 422(b) of the Code.

  (l) "Non-qualified Stock Option" or "NQSO" means an Option that is not intended to qualify as an ISO.

  (m) "Option" means an option to purchase Shares and shall be either an ISO or a NQSO.

  (n) "Optionee" means the holder of an Option.

  (o) "Option Price" means the price to be paid for Shares upon exercise of an Option as determined in accordance with Section 2.2.

  (p) "Restricted Shareholder" shall have the meaning set forth in Section
4.1.

  (q) "Restricted Shares" means Shares issued pursuant to Article IV.

  (r) "Share Appreciation Right" or "SAR" means a right granted pursuant to
Article III.

  (s) "Shares" means shares of common stock, $.01 par value, of the Company.

  (t) "Share Units" means a right to receive shares in the future.

  (u) "Subsidiary" means any corporation or other entity in which the Company owns, directly or indirectly, 50 percent or more of the total combined voting power, or which is otherwise controlled by the Company.

  1.3 Administration of Plan.

  (a) The Plan shall be administered by the Committee; provided, however, that
(i) the Board shall at all times be entitled to act in the Committee's stead, and (ii) to the extent permitted by applicable law, the Committee may delegate any of its responsibilities and powers to any of its members or other persons selected by the Committee. Subject to the provisions of the Plan, the Committee shall have the sole authority to determine:

    (i) The Eligible Participants to whom Awards shall be granted. Awards may be made to the same person on more than on occasion;

    (ii)  The number of Shares to be covered by an Award;

    (iii) Which Options granted shall be ISOs and which shall be NQSOs;

    (iv) The period and conditions, if any, under which each Award shall vest or be exercisable (including acceleration of an Award); and

    (v)   The terms and conditions of each Award Agreement.

  (b) The Committee's decision construing, interpreting and administering the Plan shall be conclusive and binding on all parties. No member of the Committee or the Board shall be liable for any action taken or determination made in good faith with respect to the Plan or to any Award granted pursuant to the Plan.

  1.4 Types of Grants and Awards Under Plan. Awards under the Plan may be in the form of Options, SARs, Restricted Shares or other stock-based Awards. The date of grant of an Award hereunder shall be deemed to be the date of action by the Committee, notwithstanding that issuance may be conditioned on the execution of an Award Agreement.

  1.5 Transferability. Except as permitted by the Committee, Awards under the Plan shall not be transferable by the holder other than by will or the laws of descent and distribution and shall be exercisable during the holder's lifetime only by the holder or the holder's guardian or legal representative.

  1.6 Shares Subject to Plan. The maximum number of Shares which may be issued under this Plan (subject to adjustment in accordance with Section 6.4) shall be 2,000,000 Shares, including the 750,000 Shares authorized in the Company's 1998 Broad-Based Employee Stock Plan (which plan shall terminate and be incorporated herein upon shareholder approval of this 1999 Plan); plus any Shares that are subject to Awards granted under any other prior stock plan of the Company to the extent that, following termination of that prior plan, the Award is forfeited, expires or is canceled without delivery of Shares. In the event that any outstanding Award under this Plan shall expire or terminate for any reason, the Shares allocable to the unused or forfeited portion of that Award may again be available for additional Awards under the Plan. In the event that the Option Price is paid by delivery of already-owned Shares upon exercise of an Option, only the net Shares issued shall be deemed utilized for purposes of this Section 1.6; provided, however, that the maximum number of Shares for which ISOs may be granted under the Plan shall be 2,000,000 Shares.

  1.7 Maximum Awards to a Participant. The maximum number of Shares that may be covered by Awards granted under the Plan to any one person shall be 1,000,000 Shares.

  1.8 Effective Date and Term of Plan.

  (a) The Plan shall be effective on January 25, 1999, subject to approval, within 12 months after that date, by a majority of those outstanding Shares of voting stock of the Company voting in person or by proxy at a duly held shareholder meeting. To the extent any Awards are granted prior to shareholder approval of the Plan, the Awards shall be contingent on shareholder approval of the Plan.

  (b) The Board may terminate the Plan at any time. If not sooner terminated by the Board, the Plan will expire on January 24, 2009. Expiration or termination of the Plan will not affect the validity of any Awards then outstanding.

                                  ARTICLE II
                                 STOCK OPTIONS

  2.1 Option Agreements. The grant of an Option may be evidenced by a written Option Agreement. Each Option Agreement shall state the number of Shares subject to the Option, the Option Price, the Option period, the method of exercise, the manner of payment, the restrictions on transfer, and such other terms and conditions as the Committee shall determine consistent with the Plan.

  2.2 Option Price. The price to be paid for Shares upon the exercise of an Option shall be fixed by the Committee at the time the Option is granted, but shall in no event be less than 100% of the Fair Market Value of the Shares on the date the Option is granted.

  2.3 Duration of Option. No Option shall be exercisable after the expiration of ten years from the date of grant.

  2.4 Date of Exercise. Any Option may be exercised at any time following the date of grant, in whole or in part, unless the Committee shall otherwise provide for vesting or other restrictions under which an Option may be exercised by the Optionee, in whole or in part. In the discretion of the Committee, an Option may become immediately and fully exercisable upon the occurrence of certain times or events, including, without limitation, (i) in the event of death or permanent disability of the Optionee or (ii) upon a Change of Control.

  2.5 Method of Exercise. The Committee shall establish procedures governing the exercise of an Option consistent with the purposes of the Plan. Such procedures may include, without limitation, delivery to the Company of written notice of exercise accompanied by payment in full of the Option Price for the Shares to which the exercise relates and payment of any amount necessary to satisfy any withholding tax liability that may result from exercise of the Option.

  2.6 Payment of Option Price. Upon exercise of an Option, the Option Price for the Shares to which the exercise relates shall be paid in full in cash or, as permitted by the Committee, (i) by tendering to the Company, by either actual delivery or by attestation of ownership, already-owned Shares having a Fair Market Value equal to the Option Price on the date of exercise, (ii) by cashless exercise methods which are permitted by law, including, without limitation, methods whereby a broker sells the Shares to which the exercise relates or holds them as collateral for a margin loan, delivers the Option Price to the Company, and delivers the remaining proceeds to the Optionee (and in connection therewith the Company may establish a cashless exercise program, including a program where, in the discretion of Committee, the commissions on the sale of Shares to which the exercise relates are paid by the Company), or
(iii) by any combination of cash and already-owned Shares or such cashless exercise methods having a combined value equal to the Option Price. In the discretion of the Committee, already-owned Shares must have been owned by the Optionee at the time of exercise for at least the period of time specified by the Committee (which generally shall be not less than six months). Whenever payment of the Option Price would require delivery of a fractional Share, the Optionee shall deliver the next lower whole number of Shares and a cash payment shall be made by the Optionee for the balance of the Option Price.

  2.7 Option Exercise Loans. An Option Agreement may provide for the extension of a loan from the Company to the Optionee to finance exercise of the Option. Any such loan shall have a term that does not exceed ten years, shall be secured by a pledge of the Shares acquired pursuant to exercise of the Option, shall be with full recourse against the Optionee, shall bear interest at rates determined by the Committee, and shall contain such other terms and conditions as the Committee shall determine consistent with the Plan. The Committee may in its discretion provide for forgiveness of all or part of the loans, conditioned on achievement of one or more of the performance goals determined in accordance with Section 4.3, consistent with the requirements for "performance-based compensation" under Code Section 162(m).

  2.8 Termination of Employment. Options shall normally terminate immediately upon termination of an Optionee's employment with the Company for any reason, or not more than three months following the date of termination if permitted by the Committee, acting in its discretion. However, (i) if an Optionee dies or becomes permanently disabled, the Committee may in its discretion allow the Optionee or the Optionee's estate, personal or legal representative or beneficiary, to exercise the Option (to the same extent the Optionee could have exercised it on the date of death or permanent disability) for a period of up to 12 months from the date of death or disability and (ii) if an Optionee retires at or after retirement age the Committee may in its discretion allow the Optionee to exercise the Option (to the same extent the Optionee could have exercised it on the date of retirement) for a period of up to three years from the date of retirement, but, in either (i) or (ii), not beyond the original Option term.

                                  ARTICLE III
                           SHARE APPRECIATION RIGHTS

  3.1 Grant of SARs. Share appreciation rights may be granted in connection with all or any part of any Option granted under the Plan. The number of SARs granted to an Optionee shall not exceed the number of Shares which the Optionee may purchase upon exercise of the related Option. SARs granted under the Plan shall be included in the related Award Agreement between the Company and the Optionee.

  3.2 Exercise of SARs. A holder of SARs may exercise such rights, in whole or in part, in lieu of exercise of the related Option, only to the same extent and subject to the same conditions as the related Option is then exercisable and unexercised. At the time of exercise, the Optionee shall surrender the Option with respect to the number of Shares equal to the number of SARs exercised, and the number of Shares available for the grant of future Options and SARs under the Plan shall be reduced by the number of Shares with respect to which an Option is so surrendered. The Committee, in its discretion, may prescribe terms, conditions and limitations on the exercise of SARs.

  3.3 Payment of SARs. Upon exercise of SARs, in consideration of the surrender of the related Option, the holder thereof shall be entitled to receive, with respect to each such right, an amount equal to the excess of the Fair Market Value of one Share at the time of exercise over the Option Price per Share for the Shares subject to the related Option and SAR being exercised. This amount shall be payable as the Optionee shall elect, in cash, Shares or any combination of cash and Shares; provided, however, that the Committee shall have sole discretion to consent to or disapprove any election to receive cash in full or partial payment of such amount. If the Optionee is to receive all or any portion of such amount in Shares, the number of Shares shall be determined by dividing such amount or portion thereof by the Fair Market Value per Share at the time of exercise. If the number of Shares so determined is not a whole number, such number shall be reduced to the next lower whole number.

                                  ARTICLE IV
                               RESTRICTED SHARES

  4.1 Award of Restricted Shares. The Committee may, from time to time and subject to the provisions of the Plan and such other terms and conditions as the Committee may prescribe, award Shares to be held under the restrictions set forth in this Article IV to any Eligible Participant. Upon making such an award, the Company shall cause Restricted Shares to be issued and registered in the name of the person to whom Restricted Shares are awarded (the "Restricted Shareholder").

  4.2 Restrictions. Restricted Shares shall be subject to forfeiture upon such terms and conditions, e.g., continued employment or service and performance goals, and to such restrictions against sale, transfer or other disposition as may be determined by the Committee at the time Restricted Shares are awarded. The Committee may, in its discretion, remove, modify or accelerate the release of restrictions on any Restricted Shares, including upon a Change of Control.

  4.3 Performance Goals.

  (a) The Committee may designate whether any Restricted Share Award is intended to be "performance-based compensation" under Code Section 162(m). Any such Awards designated as intended to be "performance-based compensation" shall be conditioned on the achievement of one or more performance goals. Each performance goal that may be used by the Committee for such Awards shall identify one or more business criteria that is to be monitored during the relevant period. Such criteria may include, among other things, any of the following when compared to the Company's prior performance or to peer companies designated by the Committee: funds from operations per Share ("FFO per Share"); ratio of Common Stock price to FFO per Share; same property performance; return on net assets; operating ratios; cash flow; shareholder return; revenue growth; net income; earnings per Share; debt reduction; return on investment; or revenue.

  (b) The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

  4.4 Forfeiture of Restricted Shares. In the event of the forfeiture of any Restricted Shares, the Company shall have the right to reacquire all or any portion of such Shares, as determined by the Committee in its sole discretion, without the payment of consideration in any form to such Restricted Shareholder, and the Restricted Shareholder shall unconditionally forfeit any right, title or interest to such Restricted Shares. All forfeited Restricted Shares shall be transferred and delivered to the Company. The Committee may, in its sole discretion, waive in writing the Company's right to reacquire some or all of a holder's Restricted Shares, whereupon such Shares shall become fully vested in such Restricted Shareholder.

  4.5 Escrow. In order to administer the provisions of this Article IV, the stock certificates evidencing Restricted Shares, although issued in the name of the Restricted Shareholder, shall be held by the Company in escrow subject to delivery to the Restricted Shareholder upon vesting. A person's receipt of an Award of Restricted Shares pursuant to the Plan shall constitute the grant of an irrevocable power of attorney to the Company to permit the transfer and delivery to the Company of any or all Restricted Shares which are forfeited to the Company.

  4.6 Dividends on Restricted Shares. While the Restricted Shares are held in escrow, all cash dividends the Company pays on the Restricted Shares shall be subject to such terms, conditions and restrictions on payment as the Committee shall determine, and shall be delivered directly to the Restricted Shareholder, to the escrow account, or otherwise held in the manner specified by the Committee. Share dividends or other dividends in kind on any Restricted Shares held in escrow shall be paid into such escrow in the name of the Restricted Shareholder and shall be subject to the same restrictions on disposition and forfeiture provisions applicable to the Restricted Shares on which such dividend was paid.

                                   ARTICLE V
                           OTHER STOCK-BASED AWARDS

  The Committee, in its discretion, may grant Awards under the Plan in the form of Shares or Share Units, either current or deferred, restricted or unrestricted, and in tandem or combination with, or as an alternative to, any other compensation plan of the Company.

                                  ARTICLE VI
                                 MISCELLANEOUS

  6.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, or otherwise delivered by hand or messenger or facsimile transmission, addressed

  (a) if to the Company, at

    BRE Properties, Inc.
    44 Montgomery Street, Suite 3600
    San Francisco, CA 94104-4809
    Attn: Treasurer

  (b) if to the Award holder, at the last address shown on the Company's personnel records, or

  (c) to such address as either party shall later designate by notice to the other.

  6.2 Amendment or Termination. The Board may, at any time and from time to time, modify, amend, suspend or terminate the Plan in any respect; except that an amendment increasing the number of Shares subject to the Plan or extending the term of the Plan shall require approval within 12 months by the shareholders in the manner specified in Section 1.8(a) of the Plan. The Board or the Committee may also modify or amend the terms and conditions of any outstanding Award, subject to the consent of the holder and consistent with the provisions of the Plan.

  6.3 Leave of Absence. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any leave of absence taken by the recipient of any grant under the Plan. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such leave of absence shall be treated as a termination of employment or service within the meaning of the Plan and (b) the impact, if any, of any such leave of absence on grants and awards under the Plan.

  6.4 Recapitalization. In the event of any change in capitalization which affects the Shares, whether by stock dividend, stock distribution, stock split, subdivision or combination of Shares, reclassification, merger or consolidation or otherwise, such proportionate adjustments, if any, as the Committee in its discretion deems appropriate to reflect such change shall be made with respect to the total number of Shares in respect of which Awards may be granted under the Plan, the number of Shares covered by each outstanding Award and the Option Price per Share under each Option; however, any fractional Shares resulting from any such adjustment shall be eliminated.

  6.5 Reorganization. If the Company merges or consolidates with another entity and is not the surviving entity, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets while unexercised Options remain outstanding under the Plan, then either (a) after the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, each holder of any outstanding Option shall be entitled, upon exercise of an Option, to receive, in lieu of Shares, the number and class or classes of shares of stock or other securities or property to which the holder would have been entitled if, immediately prior to the merger, consolidation, liquidation, sale or other disposition, the holder had been the holder of record of a number of Shares equal to the number of Shares as to which the Option may be exercised; or (b) all Options, from and after a date at least 30 days prior to the effective date of the merger, consolidation, liquidation, sale or other disposition, as the case may be, shall be exercisable in full and all outstanding Options which are so exercisable prior to the effective date of such merger consolidation, liquidation, sale or other disposition may be canceled by the Committee, in its discretion, as of such effective date.

  6.6 General Restriction. Each Award under the Plan shall be subject to the requirement that, if at any time the Committee shall determine that (a) the listing, registration or qualification of the related Shares upon any securities exchange or under any state or federal law, (b) the consent or approval of any government regulatory body, or (c) an agreement by the recipient of an Award restricting disposition of Shares, is necessary or desirable as a condition of, or in connection with, the making of an Award or the issue for purchase of Shares thereunder, then such grant shall not be effective in whole or in part unless such listing, registration, qualification, consent, approval or agreement shall have been effected or obtained free of any conditions not acceptable to the Committee.

  6.7 Withholding Taxes. The Company, with the approval of the Committee, may, at the request of an employee, retain Shares which would otherwise be delivered to the employee upon exercise of an Option or granting or vesting of Restricted Shares or other Award, to satisfy any withholding tax liability that may result from such exercise or vesting. The Shares shall be valued for this purpose at their Fair Market Value on the date of the exercise or vesting, as the case may be. Whenever, under the Plan, payments by the Company are made in cash, such payments shall be net of an amount sufficient to satisfy any federal, state and/or local withholding tax requirements.

  6.8 No Right to Employment. Nothing in the Plan nor in any agreement entered into pursuant to the Plan shall confer upon any Award holder the right to continue in the employment or service of the Company, nor affect any right which the Company may have to terminate the employment or service of such person.

  6.9 Rights as Shareholder. No Optionee shall have rights as a shareholder with respect to Shares acquired under the Plan unless and until the certificates for such Shares are delivered to him or her.

  6.10 Exchange Act Section 16. With respect to persons subject to Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successor under the Exchange Act. To the extent any provision of the Plan or action by the Plan administrators fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

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                           PRINTED ON RECYCLED PAPER


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH ITEM LISTED BELOW.                                    Please mark  [X]
                                                                                                        your votes
                                                                                                        as indicated
                                                                                                        in this
1. ELECTION OF DIRECTORS                                                                                sample

     FOR all             WITHHOLD AUTHORITY      *EXCEPTIONS    Nominees: 01 L. Michael Foley; 02 John McMahan;
  nominees listed     to vote for all nominees                  and 03 Gregory M. Simon
   to the right         listed to the right
       [_]                    [_]                  [_]          (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name
2. APPROVAL OF THE 1998 BRE STOCK INCENTIVE PLAN                in the space provided below.)

     FOR        AGAINST         ABSTAIN                         *Exceptions _______________________________________________________
     [_]         [_]              [_]

                                                                Please sign exactly as name appears on this proxy. When signing as attorney, executor, administrator, trustee, custodian, guardian or corporate officer, give full title. If more than one trustee, all should sign.

                                                        ______  Dated: ______________________________________________________ 19__
                                                             |
                                                             |  __________________________________________________________________
                                                                                   Signature of Shareholder

                                                                __________________________________________________________________
                                                                Votes MUST be indicated in Black or Blue ink.

                                                                Sign, Date and Return this Proxy Card Promptly Using the Enclosed
                                                                Envelope.

____________________________________________________________________________________________________________________________________
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                                                         VOTE BY TELEPHONE
                                                   QUICK *** EASY *** IMMEDIATE
                                    YOUR VOTE IS IMPORTANT! - YOU CAN VOTE IN ONE OF TWO WAYS:
            1. TO VOTE BY PHONE: Call toll-free 1-800-840-1208 on a touch tone telephone 24 hours a day - 7 days a week
                             There is NO CHARGE to you for this call. - Have your proxy card in hand.
       You will be asked to enter a Control Number, which is located in the box in the lower right hand corner of this form.

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OPTION 1:                         To vote as the Board of Directors recommends on ALL proposals, press 1.
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                                             When asked, please confirm by Pressing 1.

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OPTION 2:              If you choose to vote on each Proposal separately, please press 0. You will hear these instructions:
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                      Proposal 1 - To vote FOR ALL nominees, press 1, to WITHHOLD FOR ALL nominees, press 9

                          To WITHHOLD FOR AN INDIVIDUAL nominee, Press 0 and listen to the instructions

                                       Proposal 2 - To vote FOR, press 1; AGAINST, press 0.

                                             When asked, please confirm by pressing 1.

                                    The instructions are the same for all remaining proposals.
                                                                or
                                                                --
2. TO VOTE BY PROXY:      Mark, sign and date your proxy card and return promptly in the enclosed envelope.

                          NOTE: If you vote by telephone, THERE IS NO NEED TO MAIL BACK your Proxy Card.

                                                       THANK YOU FOR VOTING.
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PROXY CARD

                            BRE PROPERTIES, INC.


         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

        The undersigned hereby appoints Frank C. McDowell, John McMahan and
LeRoy E. Carlson, or any of them, as proxies, with full power of substitution, to vote as directed all shares of common stock of BRE Properties, Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of BRE Properties, Inc. The Annual Meeting will be held in the Oak Room of the
Westin St. Francis Hotel, 335 Powell Street, San Francisco, California at
10:00 a.m., Pacific Daylight time, on May 11, 1999. By signing this Proxy, the undersigned also authorizes each designated proxy to vote at his discretion on any other matter that may properly come before the Annual Meeting or any adjournment thereof. If this card contains no specific voting instructions, my
(our) shares will be voted FOR election of all nominees for Director and FOR
Item 2.

        (Continued, and to be signed and dated on the reverse side).

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